                             ARRANGEMENT AGREEMENT


                                     Among


                   NATURAL RESOURCES GEOPHYSICAL CORPORATION


                                      and


                               EAGLE CANADA, INC.

                                      and


                            EAGLE GEOPHYSICAL, INC.





                                October 27, 1998

                               TABLE OF CONTENTS

                                                                                                           PAGE NO.


Article 1.......................................................................................................  1
         Definitions, Interpretation and Exhibits...............................................................  1
                  1.1      Definitions..........................................................................  1
                  1.2      Currency.............................................................................  5
                  1.3      Interpretation Not Affected by Headings..............................................  5
                  1.4      Number and Gender....................................................................  6
                  1.5      Date for Any Action..................................................................  6
                  1.6      Meaning..............................................................................  6
                  1.7      Schedules and Exhibits...............................................................  6

Article 2.......................................................................................................  7
         Arrangement............................................................................................  7
                  2.1      Arrangement..........................................................................  7
                  2.2      Recommendation of the Board of Directors of NRG......................................  7
                  2.3      Effective Date of Arrangement........................................................  7
                  2.4      Filing of Articles of Arrangement....................................................  7

Article 3.......................................................................................................  8
         Transfer of Assets and Assumption of Debt..............................................................  8
                  3.1      Transfer of Assets...................................................................  8
                  3.2      Excluded Assets......................................................................  9
                  3.3      Instruments of Conveyance and Transfer............................................... 10
                  3.4      Further Assurances................................................................... 11
                  3.5      Liabilities.......................................................................... 11
                  3.6      Expenses:  Consents and Taxes........................................................ 12

Article 4....................................................................................................... 12
         Closing  .............................................................................................. 12
                  4.1      Pre-Closing.......................................................................... 12
                  4.2      Exchange of Assets for Cash and Eagle Shares......................................... 12
                  4.3      Purchase Price Allocation............................................................ 13
                  4.4      GST Election......................................................................... 13

Article 5....................................................................................................... 13
         Representations and Warranties......................................................................... 13
                  5.1      Representations and Warranties of NRG................................................ 13
                  5.2      Representations and Warranties of Eagle Canada....................................... 23
                  5.3      Representations and Warranties of Eagle Geophysical.................................. 24
                  5.4      Survival of Representations and Warranties........................................... 25

Article 6....................................................................................................... 25
         Covenants, Actions Prior to Closing.................................................................... 25
                  6.1      Access to Information................................................................ 25
                  6.2      Conduct of the Business.............................................................. 26

                  6.3      Court Approval....................................................................... 27
                  6.4      Cooperation; Consents and Approvals.................................................. 27
                  6.5      Further Actions...................................................................... 28
                  6.6      Notification......................................................................... 29
                  6.7      No Inconsistent Action............................................................... 29
                  6.8      Acquisition Proposals................................................................ 29
                  6.9      Public Announcements................................................................. 29

Article 7....................................................................................................... 30
         Conditions Precedent................................................................................... 30
                  7.1      Conditions Precedent to Obligations of All Parties................................... 30
                  7.2      Conditions Precedent to Obligations of Eagle Canada.................................. 31
                  7.3      Conditions Precedent to the Obligations of NRG....................................... 32

Article 8....................................................................................................... 33
         Employees.............................................................................................. 33
                  8.1      Employment........................................................................... 33
                  8.2      No Eagle Canada Liability............................................................ 33

Article 9....................................................................................................... 34
         Termination............................................................................................ 34
                  9.1      General.............................................................................. 34
                  9.2      No Liabilities in Event of Termination............................................... 34

Article 10...................................................................................................... 35
         Covenants, Action Subsequent to Closing................................................................ 35
                  10.1     Access to Books and Records.......................................................... 35
                  10.2     Mail................................................................................. 35
                  10.3     Use of Names......................................................................... 35
                  10.4     Third Party Consents................................................................. 35
                  10.5     Confidentiality...................................................................... 36

Article 11...................................................................................................... 36
         Indemnification........................................................................................ 36
                  11.1     Indemnification by NRG............................................................... 36
                  11.2     Indemnification by Eagle Canada...................................................... 36
                  11.3     Indemnification by Eagle Geophysical................................................. 36
                  11.4     Indemnification Procedures........................................................... 37

Article 12...................................................................................................... 38
         Miscellaneous.......................................................................................... 38
                  12.1     Payment of Certain Fees and Expenses................................................. 38
                  12.2     Notices.............................................................................. 38
                  12.3     Entire Agreement..................................................................... 39
                  12.4     Binding Effect; Benefit.............................................................. 39
                  12.5     Assignability........................................................................ 40

                  12.6     Amendment; Waiver.................................................................... 40
                  12.7     Severability......................................................................... 40
                  12.8     Counterparts......................................................................... 40
                  12.9     Applicable Law....................................................................... 40
                  12.10    Execution by Eagle Geophysical....................................................... 41

                             ARRANGEMENT AGREEMENT

                                October 27, 1998

AMONG:

                  NATURAL RESOURCES GEOPHYSICAL CORPORATION, an Alberta corporation ("NRG")

                                      AND

                  EAGLE CANADA, INC., a Delaware corporation ("EAGLE
                  CANADA")

                                      AND

                  EAGLE GEOPHYSICAL, INC., a Delaware corporation ("Eagle Geophysical"), for the limited purposes set forth in Section
                  5.3 and Article 11 hereof


RECITALS

A. NRG is an oilfield service company specializing in the acquisition of seismic data on behalf of clients and customers (the "Business");

B. Pursuant to a Plan of Arrangement, Eagle Canada proposes to acquire substantially all of the assets of NRG as utilized in the Business;

C. NRG proposes to convene meetings of its Securityholders to approve the Arrangement in accordance with the provisions of the ABCA; and

D. Upon the Arrangement becoming effective, among other things, Eagle Canada will acquire substantially all of the assets and assume certain debt of NRG, NRG will receive cash and shares of Eagle Geophysical, twenty-five percent (25%) of such shares will be distributed to the security holders of NRG, and NRG will change its name, all in accordance with the provisions of this Agreement and the Plan of Arrangement.

THE PARTIES AGREE AS FOLLOWS:

                                   ARTICLE 1
                    DEFINITIONS, INTERPRETATION AND EXHIBITS

1.1      DEFINITIONS

         In this Agreement, the following capitalized words and terms shall have the following meanings:

         "ABCA" means the Business Corporations Act (Alberta), S.A. 1981, c. B-15, as amended, including the regulations promulgated thereunder;

         "ACQUISITION PROPOSAL" means any bona fide written offer or proposal for any arrangement, amalgamation, merger, takeover bid, tender offer, reorganization, recapitalization, purchase of assets out of the ordinary course of business or assumption of liability transactions, liquidation or winding up of, or other business combination or similar transaction involving NRG or the acquisition of a substantial equity interest in, or the acquisition of all or a material portion of the assets of NRG other than the Arrangement;

         "AFFILIATE" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person;

         "AGREEMENT" means this arrangement agreement including the schedules and exhibits attached hereto as the same may be supplemented or amended from time to time;

         "APPLICABLE LAW" means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject;

         "ARRANGEMENT" means the transfer of all of the Assets to Eagle Canada, the assumption by Eagle Canada of the Assumed Liabilities, the payment of cash by and delivery of Eagle Shares by Eagle Canada to NRG, the distribution of 25% of such shares to Securityholders on a pro rata basis and the change of NRG's name to 582990 Alberta Ltd., all pursuant to the ABCA as contemplated by the provisions of this Agreement and the Plan of Arrangement;

         "ARTICLES OF ARRANGEMENT" means the articles of arrangement in respect of the Arrangement required by the ABCA to be sent to the Registrar after the Final Order is made;

         "BUSINESS DAY" means a day which is not a Saturday, Sunday or statutory holiday in the Province of Alberta;

         "CASH AMOUNT" means $1,506,644;

         "CONSTATING DOCUMENTS" means articles and by-laws, as the case may be;

         "COURT" means the Court of Queen's Bench of Alberta;

         "EAGLE CANADA" means Eagle Canada, Inc., a Delaware corporation;

         "EAGLE GEOPHYSICAL" means Eagle Geophysical, Inc., a Delaware corporation;

         "EAGLE SHARES" means the common stock issued by Eagle Geophysical, which Eagle Canada will deliver pursuant to Section 4.2(b)(iii) hereof;

         "EFFECTIVE DATE" means the date set out in the Certificate of Amendment issued by the Registrar, or if no certificate is required to be issued, on the date the Articles of Arrangement are filed with the Registrar;

         "EFFECTIVE TIME" means 12:01 a.m. (Calgary time) on the Effective Date;

         "ENCUMBRANCES" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise;

         "FINAL ORDER" means the final order of the Court approving the Arrangement to be applied for following the NRG Meetings pursuant to the provisions of subsection 186(9) of the ABCA, as such order may be amended or modified by the highest court to which an appeal may be made;

         "GAAP" means generally accepted accounting principles as in effect in Canada on the date of this Agreement;

         "GOVERNMENTAL ENTITY" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign);

         "INFORMATION CIRCULAR" means the information circular of NRG to be sent to the Securityholders in connection with the NRG Meetings, including the schedules attached thereto;

         "INTELLECTUAL PROPERTY" means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, inventions, and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing;

         "INTERIM ORDER" means the order of the Court to be applied for providing orders and directions in connection with the Arrangement;

         "NRG" means Natural Resources Geophysical Corporation, a corporation incorporated under the provisions of the ABCA;

         "NRG MEETINGS" means the special meetings of the Securityholders to be held to consider and, if deemed advisable, approve the Arrangement and includes any adjournment thereof;

         "NRG SECURITIES" means the outstanding common shares, preferred shares and special warrants issued by NRG;

         "PERMITS" means licenses, permits, franchises, consents, approvals and other authorizations of or from Governmental Entities;

         "PERSON" means any individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government, regulatory authority or other entity;

         "PLAN OF ARRANGEMENT" means the plan of arrangement in the form annexed to this Agreement as Exhibit A;

         "PROCEEDINGS" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity;

         "REGISTRAR" means the Registrar of Corporations appointed pursuant to
         Section 253 of the ABCA; and

         "SECURITYHOLDERS" means the holders of the NRG Securities;

         "SUBSIDIARY" means, with respect to a specified body corporate, a body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the directors thereof, whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency, are at the time owned, directly or indirectly, by such specified body corporate, and includes a body corporate in like relation to a Subsidiary;

         "SUPERIOR PROPOSAL" means any written Acquisition Proposal which, in the opinion of NRG's board of directors after consultation with and on the basis of written advice from its financial advisors, constitutes a commercially feasible transaction for which adequate financial arrangements have been made and which could be carried out within a time frame that is reasonable in the circumstances and, if consummated, would be superior to the Arrangement from a financial point of view to NRG's shareholders;

         "TAX RETURN" means any return or report, including any related or supporting information, with respect to Taxes;

         "TAXES" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any federal, provincial or local (or any foreign or state) taxing authority, including any interest, penalties or additions attributable thereto; and

         "U.S. SECURITIES ACT" means the United States Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

         In addition to such terms as are defined above, the following terms are used in this Agreement as defined in the Sections of this Agreement referenced opposite such terms:

         Defined Terms                                        Reference

         Accounts Receivable                                  Section 3.2(b)
         Assets                                               Section 3.1

         Assumed Debt                                 Section 3.5
         Assumed Liabilities                          Section 3.5
         Audited Financial Statements                 Section 5.1(d)
         Business                                     Recital A
         Business Locations                           Section 3.1(a)
         Claim                                        Section 11.3(a)
         Contracts                                    Section 3.1(c)
         Damages                                      Section 11.1
         Data                                         Section 3.1(j)
         Environmental Laws                           Section 5.1(n)
         Equipment                                    Section 3.1(a)
         Excluded Assets                              Section 3.2
         Financial Statements                         Section 5.1(d)
         Hazardous Material                           Section 5.1(n)
         Indemnified Party                            Section 11.3(a)
         Indemnifying Party                           Section 11.3(a)
         Key Employees                                Section 8.1
         Liabilities                                  Section 3.5
         NRG Affiliates                               Section 6.4(g)
         Permitted Encumbrances                       Section 5.1(e)
         Purchase Price                               Section 4.2(a)
         Retained Liabilities                         Section 3.5
         Sales Quotations                             Section 3.1(i)
         Surviving Warranties                         Section 5.3
         Unaudited Financial Statements               Section 5.1(d)

1.2      CURRENCY

         All amounts of money which are referred to in this Agreement are expressed in lawful money of the United States unless otherwise specified.

1.3      INTERPRETATION NOT AFFECTED BY HEADINGS

         The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of the provisions of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and the schedules and exhibits hereto as a whole and not to any particular article, section, subsection, paragraph or subparagraph hereof and include any agreement or instrument supplementary or ancillary hereto.

1.4      NUMBER AND GENDER

         In this Agreement, unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa and words importing the use of either gender shall include both genders and neuter.

1.5      DATE FOR ANY ACTION

         In the event that any date on which any action is required to be taken hereunder by any party is not a Business Day such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6      MEANING

         Words and phrases used herein and defined in the ABCA shall have the same meaning herein as in the ABCA unless the context otherwise requires.

1.7      SCHEDULES AND EXHIBITS

         The Schedules and Exhibits attached hereto shall be deemed to be incorporated into and form part of this Agreement, and are comprised of the following:

                                    EXHIBITS

Exhibit A               -        Plan of Arrangement
Exhibit B               -        Opinion of NRG Counsel
Exhibit C               -        Opinion of Eagle Counsel

                                   SCHEDULES

Schedule 3.1(a)         -        Equipment
Schedule 3.1(c)         -        Contracts
Schedule 5.1(a)         -        NRG Affiliates
Schedule 5.1(c)         -        Consents and Approvals
Schedule 5.1(d)         -        Financial Information
Schedule 5.1(e)(i)      -        Permitted Encumbrances
Schedule 5.1(e)(ii)     -        Data
Schedule 5.1(g)         -        Properties, Contracts, Permits and Other Data
Schedule 5.1(h)         -        Legal Proceedings
Schedule 5.1(i)         -        Insurance
Schedule 5.1(n)         -        Defects in Environmental Compliance
Schedule 5.1(u)         -        Additional Information
Schedule 5.1(w)         -        Employee Benefit Plans
Schedule 5.1(y)         -        Transactions with Affiliates
Schedule 5.1(aa)        -        Sales Quotations
Schedule 5.1(bb)        -        Accounts Receivable
Schedule 5.1(cc)        -        Omitted Material Assets

                                   ARTICLE 2
                                  ARRANGEMENT

2.1      ARRANGEMENT

         Under the Arrangement pursuant to the provisions of the ABCA:

         (i)      NRG transfers the Assets to Eagle Canada,

         (ii)     Eagle Canada assumes the Assumed Liabilities,

         (iii) Eagle Canada pays to NRG the Cash Amount and delivers to NRG the Eagle Shares,

         (iv) 25% of the Eagle Shares are distributed to the Securityholders on a pro-rata basis, and

         (v)      the name of NRG is changed to 582990 Alberta Ltd.,

all on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

2.2      RECOMMENDATION OF THE BOARD OF DIRECTORS OF NRG

         (a) NRG hereby confirms that its board of directors has unanimously determined that the Arrangement is in the best interests of NRG and that it has approved the Arrangement and this Agreement and has resolved to unanimously recommend approval of the Arrangement by the Securityholders. The Information Circular will set forth (among other things) the recommendation of the board of directors of NRG as described above. NRG shall provide Eagle Canada with a draft copy of the Information Circular prior to mailing for its review and comment.

         (b) The board of directors of NRG has been advised that the directors and senior officers of NRG intend to vote their NRG Securities now held and subsequently acquired, if any, in favour of the Arrangement. The Information Circular shall reflect such intentions to vote the NRG Securities now held and subsequently acquired in favour of the Arrangement.

2.3      EFFECTIVE DATE OF ARRANGEMENT

         The Arrangement shall become effective at the Effective Time.

2.4      FILING OF ARTICLES OF ARRANGEMENT

         Subject to the rights of termination contained in Article 9 hereof, upon the holders of each class of NRG Securities approving the Arrangement by special resolution in accordance with the provisions of the ABCA and NRG obtaining the Final Order and the satisfaction or waiver of all condition precedents, NRG shall file with the Registrar under the ABCA Articles of Arrangement, together with such other documents as may be required in order to effect the Arrangement.

                                   ARTICLE 3
                   TRANSFER OF ASSETS AND ASSUMPTION OF DEBT

3.1      TRANSFER OF ASSETS

         On the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, at the Effective Time NRG shall convey, assign, transfer and deliver to Eagle Canada, and Eagle Canada shall acquire from NRG (except as provided in Section 3.2 hereof), all of the tangible and intangible assets, rights and properties of NRG and any Subsidiaries or Affiliates of NRG used by or associated with the Business other than the Excluded Assets, including, without limitation, the following:

         (a) the equipment, machinery, vehicles, tools, spare parts, fuels, lubricants, furniture, furnishings, office supplies, computers, software and other tangible personal property associated with the Business, including, without limitation, all leasehold improvements relating to the office space and any other facility or business locations of NRG (the "Business Locations") and those major items of personal property listed on Schedule 3.1(a) hereto (collectively, the "Equipment"), and all warranties and guarantees, if any, express or implied, existing for the benefit of NRG in connection with the Equipment to the extent assignable;

         (b) all right, title and interest of NRG in, to and under all price lists, customer lists, computer programs, disks and tapes, distribution lists, files and records, sales promotion and advertising materials, vendor lists, catalogs, research material, technical information, specifications, operating manuals, designs, drawings and quality control and other similar data used in the Business;

         (c) the rights of NRG relating to the Business under all contracts, agreements and arrangements; purchase commitments for materials and other services; and agreements with suppliers, personal property lessors, personal property lessees, licensors, licensees, consignors and consignees, including, but not limited to, those listed on Schedule 3.1(c) hereto (collectively, the "Contracts");

         (d) the rights of NRG under all licenses, permits, consents, approvals, authorizations, qualifications, orders, or franchises issued by any federal, state, provincial or local authority relating to the development, use, maintenance or occupation of the Business Locations or the conduct of the Business, to the extent that such licenses, permits or franchises are transferable;

         (e) all Intellectual Property, and any good will associated therewith, including, without limitation, ownership of the name "Natural Resources Geophysical Corporation" and any variations thereof to the extent assignable and the assets identified on Schedule 3.1(e) hereto;

         (f) all inventories of materials, spare parts and replacement and component parts of NRG on hand or in transit as of the Effective Date;

         (g) all personnel files and other materials relating to employees of NRG who may be offered employment by Eagle Canada including, without limitation, those contemplated by Article 8 hereof;

         (h) all records of compliance and non-compliance with Applicable Laws to which the Business is subject;

         (i) all right, title and interest of NRG in, to and under any oral or written bid, quotation or proposal relating to the Business ("Sales Quotations");

         (j) all right, title and interest of NRG in and to the seismic data and related data and information of NRG, consisting of approximately 946 kilometers of 2D data, including, without limitation, all processed tapes, field tapes, all other tapes and support data, files, films, microfilms, mylar, black-lines, sections (stack, migration or other displays in any format existing), shock point base maps, x-y coordinates and derivatives related to the speculative seismic data, and all Intellectual Property existing in or primarily and directly related to the foregoing (collectively, the "Data");

         (k) all requests and studies for capital expenditures made by or for NRG or the Business;

         (l) all deposits, prepayments and prepaid expenses relating to the operations of NRG to the extent such deposits, prepayments and prepaid expenses are transferable;

         (m) All rights, claims or choses in action of NRG against any person relating to the Assets;

         (n)      all goodwill of NRG; and

         (o) the originals of all information, files, records, data and contracts related to the foregoing.

The assets described in this Section 3.1 as being sold, conveyed, assigned, transferred and delivered to Eagle Canada pursuant to the Arrangement are referred to collectively as the "Assets".

3.2      EXCLUDED ASSETS

         It is expressly understood and agreed that the Assets shall not include the following (the "Excluded Assets"):

         (a) cash and cash equivalents or similar type investments, such as certificates of deposit, Treasury bills and other marketable securities;

         (b) accounts receivable of NRG (the "Accounts Receivable") arising out of the Business as of the Effective Date;

         (c) any assets of any employee benefit plan maintained by NRG or any of its Affiliates and any of the plans or agreements of the type described in Section 5.1(w) or 5.1(y);

         (d) the original corporate minute books, stock books, financial records, tax returns and corporate policies and procedures manuals of NRG (provided, however, that Buyer shall be furnished copies); and

         (e) any asset of NRG which Eagle Canada elects to exclude from the Assets on or before the Effective Date.

3.3      INSTRUMENTS OF CONVEYANCE AND TRANSFER

         On the Effective Date, NRG shall deliver or cause to be delivered to Eagle Canada the following in a form reasonably acceptable to Eagle Canada:

         (a) A general conveyance transferring to Eagle Canada good, marketable and indefeasible title to all of the tangible personal property included in the Assets, subject only to Permitted Encumbrances;

         (b) An assignment or sublease to Eagle Canada of NRG's right, title and interest in each of the Contracts referred to in
                  Section 3.1(c) hereof, together with all consents of third parties required to make each such assignment or sublease effective as to such third parties;

         (c) All appropriate documents for the assignment as of the Effective Date of NRG's rights under the licenses, permits and franchises referred to in Section 3.1(d) hereof and of all registrations, permits, licenses, equipment or motor vehicle leasing agreements, motor vehicle and rolling stock titles, rights under sales and/or purchase orders and rights under all other contracts constituting a part of the Assets, together with all consents of third parties required to make such assignments effective as to such third parties;

         (d) All appropriate documents for the assignment as of the Effective Date of any and all patents, trademarks, trade names and other Intellectual Property referred to in Section 3.1(e) hereof;

         (e) Originals of all of the Contracts, commitments, books, records, files and other data that (i) are included in the Assets or (ii) relate to or affect the Assets as of the Effective Date and are reasonably necessary for the continued conduct of the Business; and

         (f) Such other instruments of transfer and assignment in respect of the Assets as Eagle Canada shall reasonably require and as shall be consistent with the terms and provisions of this Agreement.

Prior to the Effective Date, NRG will take such reasonable steps as may be requisite or appropriate so that no later than the close of business on the Effective Date, Eagle Canada will be placed in actual possession and control of all of the Assets, including, without limitation, paying or causing the payment of all costs and expenses necessary to obtain the consents of the third parties contemplated by paragraphs (b) and (c) above and elsewhere in this Agreement.

3.4      FURTHER ASSURANCES

         From time to time after the Effective Date, NRG will execute and deliver, or cause to be executed and delivered, without further consideration, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Eagle Canada may reasonably request in order to more effectively transfer, convey, assign and deliver to Eagle Canada, and to place Eagle Canada in possession and control of the Assets or to enable Eagle Canada to exercise and enjoy all rights and benefits of NRG with respect thereto.

3.5      LIABILITIES

         From and after the Effective Date, Eagle Canada will assume and pay, perform, fulfill and discharge, all obligations of NRG which accrue subsequent to the Effective Date and are due and payable (or performable) subsequent to the Effective Date under the Contracts listed on Schedule 3.1(c), including, without limitation, the debt of NRG to AT&T Capital Inc., RoyNat Inc. and National Trust totalling approximately Two Million Twenty Two Thousand Eight Hundred Sixty Seven Dollars ($2,022,867) (the "Assumed Debt"), or otherwise entered into after the date hereof in accordance with the terms of Section 6.2; provided that the rights thereunder have been duly and effectively assigned to Eagle Canada (collectively, the "Assumed Liabilities"). Eagle Canada does not assume any direct or indirect duties, liabilities or obligations of NRG of any kind or nature, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, known or unknown, accrued, absolute, contingent or otherwise (collectively, the "Liabilities"), other than the Assumed Liabilities. It is understood and agreed that all such Liabilities other than the Assumed Liabilities are retained by NRG (the "Retained Liabilities"), and NRG shall be responsible for the payment and discharge of all such Retained Liabilities. Without limiting the generality of the foregoing, Eagle Canada shall not be liable for any Liabilities (i) with respect to any federal, provincial or local income, property or other tax attributable to the Business or the ownership of the Assets with respect to any period prior to the Effective Date, (ii) with respect to any claim, action, suit or proceeding, whether disclosed or not, including any arising out of or relating to the violation by NRG of any agreement, contract or understanding by which NRG is bound, or the violation of any law, rule, regulation or order that applies to NRG or the Business, (iii) arising out of or existing due to any breach or untimely performance by NRG, including NRG's failure to perform or the negligent, improper or untimely performance of, any Contract in accordance with its terms prior to the Effective Date, (iv) relating to any asset not included in the Assets, (v) based upon, arising from or attributable to claims made before, on or after the Effective Date for personal injuries (including claims for wrongful death), property damages or consequential damages with respect thereto in each case with third parties, which liability arises from or is attributable to the operations of NRG prior to the Effective Date, and (vi) arising out of, resulting from or relating to a breach by NRG of (x) any representation or warranty contained in this Agreement for which NRG has an indemnification obligation pursuant to the terms of this Agreement, (y) any covenant or agreement contained in this Agreement, or (z) any trade payable or other accounts payable or debt of NRG.

3.6      EXPENSES:  CONSENTS AND TAXES

         NRG shall pay, or cause to be paid, (i) all costs and expenses of obtaining all consents of third parties to the assignments and subleases contemplated by subparagraphs (c) and (d) of Section 3.3 hereof, and (ii) all transfer, stamp, sales, use or other similar taxes or duties payable in connection with the sale and transfer of the Assets to Eagle Canada.

                                   ARTICLE 4
                                    CLOSING

4.1      PRE-CLOSING

         The pre-closing with respect to the transactions provided for in this Agreement shall take place at the offices of Fraser Milner, counsel to NRG, 30th floor, 237 - 4th Avenue S.W., Calgary, Alberta T2P 4X7, at 10:00 a.m., local time, on November 20, 1998, or at such other time and place as shall be agreed upon by NRG and Eagle Canada.

4.2      EXCHANGE OF ASSETS FOR CASH AND EAGLE SHARES

         (a) NRG and Eagle Canada agree that the value of the consideration (the "Purchase Price") to be received by NRG for the Assets shall be $5,539,011, payable as provided in
                  Section 4.2(b) below.

         (b) At the pre-closing, Eagle Canada shall:

                  (i) pay to NRG the Cash Amount by certified cheque, bank draft or wire transfer in immediately available funds to such bank account as designated by NRG in writing at least three Business Days prior to the pre-closing,

                  (ii) assume the Assumed Debt totalling approximately $2,022,867, and

                  (iii) deliver that number of Eagle Shares valued at an amount equal to the balance of the Purchase Price, based on the closing price of Eagle Shares on the NASDAQ National Market System as reported in The Wall Street Journal on the Business Day immediately preceding the first day of the NRG Meetings, provided, however, that such conversion price shall not be less than $10.00 per share.

4.3      PURCHASE PRICE ALLOCATION

         As soon as practicable after the Effective Date, NRG and Eagle Canada shall jointly prepare IRS Form 8594 to report the allocation of the Purchase Price among the Assets, consistent with the manner provided for in Schedule 3.1(a) attached hereto. Each party hereto agrees not to assert, in connection with any tax return, tax audit or similar proceeding, any allocation that differs from that set forth in such Form 8594.

4.4      GST ELECTION

         As soon as practicable after the Effective Date, NRG and Eagle Canada shall jointly execute and file Form 44 with Revenue Canada - Customs, Excise and Taxation, with respect to the waiver of the goods and services tax.

                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

5.1      REPRESENTATIONS AND WARRANTIES OF NRG

         NRG represents and warrants to Eagle Canada and Eagle Geophysical as follows:

         (a) Due Organization; Good Standing and Power. NRG is a corporation duly organized, validly existing and in good standing under the laws of the province of Alberta. NRG has the corporate power and authority to own, lease and operate its respective assets and to conduct its respective business as now conducted. NRG is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which its right, title or interest in or to any of its assets, or the conduct of is business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing in such other jurisdictions would not have a material adverse effect on any of the assets, the business or the results of operations of NRG. No actions or proceedings to dissolve NRG are pending. NRG has no Affiliates or any equity or partnership interest in any other person other than as listed in Schedule 5.1(a) hereto.

         (b) Corporate Authority. The execution, delivery and performance of this Agreement by NRG has been duly authorized by all requisite action on its part, subject to the requisite approval by the Securityholders. No other corporate action is necessary for the authorization, execution, delivery, and performance by NRG of this Agreement and the consummation by NRG of the transactions contemplated hereby.

         (c) Validity of Agreement; Approvals; No Conflict with Instruments. This Agreement has been duly executed and delivered by NRG and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles. Except as described in Schedule 5.1(c) hereto, the execution, delivery and performance of this Agreement by NRG and the consummation by it of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to NRG and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of NRG under, or result in the creation of a lien, charge or encumbrance upon any portion of the assets of NRG pursuant to, the charter or bylaws of NRG, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which NRG is a party or by which it or any of its assets is bound or affected.

         (d) Financial Information and Absence of Certain Changes. NRG has delivered to Eagle Canada accurate and complete copies of (i) the audited consolidated balance sheets of NRG as of December 31, 1996 and December 31, 1997, and the related audited consolidated statements of earnings and retained earnings and consolidated statements of changes in financial position for each of the years then ended, and the notes thereto, prepared in conformity with GAAP (the "Audited Financial Statements"),
                  (ii) NRG's September 30, 1998 unaudited consolidated balance sheet, and unaudited statements of operations for the nine
                  (9) month period ended September 30, 1998 (the "Unaudited Financial Statements") certified by NRG's Chief Financial Officer, and (iii) NRG's October 31, 1998 fiscal asset schedule and balance sheet accounts for the ten month period ended October 31, 1998 attached as Schedule 3.1(a) hereto (the "Valuation Statements") certified by NRG's Chief Financial Officer (collectively, the "Financial Statements"). The Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of NRG in conformity with GAAP applied on a basis consistent with preceding years throughout the periods involved, except that the Unaudited Financial Statements and Valuation Statements are not accompanied by notes or other textual disclosure required by GAAP, and (iii) accurately, completely and fairly present NRG's financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended, except that the Unaudited Financial Statements and Valuation Statements are subject to normal year-end adjustments consistent with past practice, which will not be material in the aggregate. NRG does not have any liability or obligation that would materially and adversely affect the business, assets, financial condition or results of operations of NRG, whether accrued, absolute, contingent, or otherwise, except as set forth on the Unaudited Financial Statements. Except as disclosed on Schedule 5.1(d), since the date of the Unaudited Financial Statements as at September 30, 1998, there has not been nor will there be any change in the assets, liabilities, financial condition, or operations of NRG from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate have had or will have a material adverse effect on such assets, liabilities, financial condition, or operations. Without limiting any of the foregoing, since the date of the Unaudited Financial Statements and until the Effective Date, except as disclosed on Schedule 3.1(a) NRG has not and will not have:

                  (i) incurred or become subject to, or agreed to incur or become subject to, any obligation or liability, absolute or contingent, except current liabilities incurred in the ordinary course of business;

                  (ii) mortgaged, pledged, or subjected to any Encumbrance (or agreed to do so with respect to) any of the Assets, or discharged or satisfied any Encumbrance, or paid or satisfied any obligation or liability other than in the ordinary course of business and consistent with past practice;

                  (iii) sold or transferred, or agreed to sell or transfer, any of the Assets;

                  (iv) engaged in any transactions adversely affecting the Business or the Assets or suffered any extraordinary losses or waived any rights of substantial value not in the ordinary course of business;

                  (v) entered into any representative, distributorship, service, installation, support and maintenance, agency or other similar agreements;

                  (vi) incurred or suffered any damage, destruction, or loss, whether or not covered by insurance, materially affecting the Business or any of the Assets;

                  (vii) made or applied to make any change in accounting methods or practices, including for tax purposes; or

                  (viii) entered into any agreement, commitment or understanding, whether or not in writing, with respect to any of the foregoing.

         (e) Title to Properties; Absence of Liens and Encumbrances. NRG owns good, marketable and indefeasible title to all of the Assets, free and clear of all claims, liens, security interests, charges, leases, Encumbrances, licenses or sublicenses and other restrictions of any kind and nature, other than the claims, liens, security interests, charges, leases, Encumbrances, licenses or sublicenses specifically set forth on Schedule 5.1(e)(i) hereto (the items listed on Schedule 5.1(e)(i) hereto are herein referred to as the "Permitted Encumbrances"). NRG has, and will convey to Eagle Canada on the Effective Date, one hundred percent (100%) of all right, title and interest in and to, and good and marketable title to, the Data, including, without limitation, the exclusive right to manage and operate and otherwise market and license the Data and the exclusive right to receive all revenues from the sale, licensing or other use of the Data, without any obligation to pay any proceeds of any such sale, licensing or other use to any third parties (other than the payment of Taxes). Schedule 5.1(e)(ii) hereto contains a complete and correct list of all Data.

         (f) Condition and Sufficiency of Assets. To the best of NRG's knowledge, the buildings, structures and equipment included in the Assets are structurally sound, and in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, structures and equipment included in the Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

         (g)      Properties, Contracts, Permits and Other Data

                  (i) Schedule 3.1(c) hereto contains a complete and correct list of all contracts, service agreements, maintenance agreements, purchase commitments for materials and other services, leases under which NRG is a lessor or lessee and other agreements pertaining to the Business to which NRG, or an affiliate of NRG is a party, the benefits of which are enjoyed in the Business or to which any of the assets of NRG is subject;

                  (ii) Schedule 5.1(g) hereto contains a complete and correct list of all Business Locations. Except for the Business Locations on Schedule 5.1(g), NRG does not own, lease or otherwise utilize any real property in the conduct of the Business; and

                  (iii) There are no Permits relating to the development, use, maintenance or occupation of the Business Locations and the conduct of the Business which are transferable.

                  True and complete copies of all documents (including all amendments thereto) referred to in Schedule 5.1(g) hereto have been delivered to or made available for inspection by Eagle Canada. All rights, licenses, leases, registrations, applications, contracts, commitments, Permits and other arrangements by NRG referred to in Schedules 5.1(g) are in full force and effect and are valid and enforceable in accordance with their respective terms (subject to usual creditors rights), except where the failure to be in full force and effect and valid and enforceable would not in the aggregate have an adverse effect on the assets of NRG or on its results of operations. NRG and its affiliates are not in breach or default in the performance of any material obligation thereunder and to the best of NRG's knowledge no other party is in such breach or default and no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder. Except as set forth in Schedule 3.1(c) hereto, there are no contracts, agreements, licenses, Permits, franchises or rights to which NRG or any of its affiliates is a party which are material to the ownership of any of NRG's assets or to the conduct of the Business as conducted by NRG.

         (h) Legal Proceedings. Except as described in Schedule 5.1(h) hereto, (i) there is no litigation, proceeding, claim or governmental investigation pending or threatened seeking relief or damages which, if granted, would adversely affect the Assets, or the ability of Eagle Canada to use and operate the Assets or which would prevent the consummation of the transactions contemplated by this Agreement and (ii) NRG has not been charged with any violation of or threatened with a charge or violation of, nor is NRG aware of any facts or circumstances that, if discovered by third parties, could give rise to a charge or a violation of, any provision of Applicable Law or regulation which charge or violation, if determined adversely to NRG would adversely affect the Business or the results of operations of NRG or that might reasonably be expected to affect the right of Eagle Canada to own the Assets or operate NRG's Business after the Effective Date in substantially the manner in which it is currently operated.

         (i) Insurance. Schedule 5.1(i) hereto sets forth a list and brief description of the insurance policies relating to the insurable properties of NRG and its Affiliates and the conduct of the Business of NRG. All premiums due and arising thereon have been paid and such policies are in full force and effect.

         (j) Intellectual Property. NRG owns and possesses all of the Intellectual Property needed for the conduct of the Business as presently conducted. To the knowledge of NRG, there is no basis for the assertion by any person of any claim against Eagle Canada or NRG with respect to the use by NRG or Eagle Canada of any of the Intellectual Property. NRG is not infringing or violating, and to the knowledge of NRG, NRG has not infringed or violated, any rights of any person with respect to any of the Intellectual Property, and the Intellectual Property is not subject to any order, injunction or agreement respecting its use.

         (k) Government Licenses, Permits and Related Approvals. NRG has and will have following the Closing, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities required for the conduct of the Business as presently conducted.

         (l) Conduct of Business in Compliance with Regulatory and Contractual Requirements. NRG has conducted the Business so as to comply with all Applicable Laws, ordinances, regulations, rights of concession, licenses, know-how or other proprietary rights of others, the failure to comply with which would individually or in the aggregate have a material adverse effect on the Business or the results of operations of NRG.

         (m) Certain Fees. Neither NRG, nor its officers, directors or employees on behalf of NRG, have employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

         (n) Environmental, Health and Safety Compliance. Except as described on Schedule 5.1(n) hereto:

                  (i) NRG is and has continuously been in compliance with all Environmental Laws;

                  (ii) all material notices, Permits, licenses or similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the operation of the Business have been obtained or filed;

                  (iii) there are no past, pending or threatened investigations, proceedings or claims against NRG relating to the presence, release or remediation of any Hazardous Material or for non-compliance with any Environmental Law;

                  (iv) Hazardous Materials have not been treated, stored or disposed of on, to or from any property relating in any way to NRG or that is or was owned or leased by NRG (including, without limitation, the Business Locations);

                  (v) none of the properties owned, leased or operated by NRG (including, without limitation, the Business Locations) have been used as landfill or waste disposal sites or contain any underground storage tanks;

                  (vi) no conditions or circumstances are known to NRG to exist or to have existed with respect to NRG or the Business Locations, including, without limitation, the off-site disposal of Hazardous Materials, that could give rise to any remedial action under, or impose any liability on NRG or Eagle Canada with respect to any Environmental Law;

                  (vii) NRG has not received any notice or claim, and is not aware of any facts suggesting, that NRG is or may be liable to any person as a result of any Hazardous Material generated, treated or stored at any real estate at any time owned or leased by NRG (including, without limitation, the Business Locations) or discharged, emitted, released or transported from any real estate at any time owned or leased by NRG (including, without limitation, the Business Locations) or any other source in the conduct of the Business of NRG;

                  (viii) no conditions or circumstances are known by NRG to exist or to have existed, and no activities are known by NRG to be occurring or to have occurred, that are resulting or have resulted in the exposure of any person or property to a Hazardous Material such that the owner, operator or lessee of the Business Locations or the owner of the Business may in the future be liable to such persons or to the owners of such property for personal or other injuries or damages resulting from such exposure; and

                  (ix) there are no federal or provincial air emission credits or air or water discharge Permits related to the Business Locations.

                  For purposes of this Agreement, the term "Environmental Laws" shall mean, as to the Business Locations or any given asset or operation of NRG, all applicable laws, statutes, ordinances, rules and regulations of any Governmental Entity pertaining to protection of the environment in effect as of the Effective Date. For purposes of this

                  Agreement, the term "Hazardous Material" shall mean any substance which is listed or defined as a hazardous substance, hazardous constituent or solid waste pursuant to any Environmental Law.

         (o) Inventories. The inventories reflected on the Unaudited Financial Statements and those constructed or acquired by NRG after the date of the Unaudited Financial Statements, except to the extent disposed of since such date in the ordinary conduct of the Business by NRG, are in good, merchantable and usable condition and have been reflected on the books of NRG in accordance with GAAP. Except as set forth on Schedule 5.1(e) hereto, all such inventories are owned by NRG free and clear of any liens or Encumbrances.

         (p) Books and Records. All of the books and records of NRG have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP and, to the best of NRG's knowledge, in compliance with all Applicable Laws, regulations and other requirements.

         (q) Powers of Attorney. There are no outstanding powers of attorney relating to or affecting NRG.

         (r) Taxes. NRG has caused to be timely filed with appropriate federal, provincial, local and other Governmental Entities all Tax Returns required to be filed with respect to NRG or the conduct of the Business and has paid, caused to be paid, or adequately reserved in the Financial Statements all Taxes due or claimed to be due from or with respect to such Tax Returns. No extension of time has been requested or granted with respect to the filing of any Tax Return or payment of any Taxes, and no issue has been raised or adjustment proposed by Revenue Canada or any other taxing authority in connection with any of NRG's Tax Returns, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, provincial or local Tax Returns that include or reflect the use and operation of NRG or the conduct of the Business. Except as set forth on Schedule 5.1(r), NRG has not received or does not have knowledge of any notice of deficiency, assessment, audit, investigation, or proposed deficiency, assessment or audit with respect to NRG or the conduct of the Business from any taxing authority. NRG has not taken action which is not in accordance with past practice that could defer any liability for Taxes from any taxable period ending on or before the Effective Date to any taxable period ending after such date.

         (s) Rights of Third Parties. Except as specifically set forth on one or more of the Schedules hereto, the Assets are transferable and assignable to Eagle Canada as contemplated by this Agreement without the waiver of any right of first refusal or the consent of any other party being obtained, and there exists no preferential right of purchase in favor of any person with respect to any of the Assets or the Business.

         (t) Disclosure. No representation or warranty in this Section 5.1 or in any Schedule or Exhibit to this Agreement, or in any written statement, certificate or other document furnished to Eagle Canada contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements therein not misleading. There is no fact known to NRG that has, or in the future may have, a material adverse effect on the Business or the results of operations of NRG, which fact has not been set forth in this Agreement or in the Schedules hereto.

         (u) Additional Information. Schedule 5.1(u) hereto contains accurate lists and summary descriptions of the following:

                  (i) the names and titles of and current hourly rates for all employees of NRG, together with the vacation and severance benefits to which each such person is entitled; and

                  (ii) all names under which NRG has conducted any business or which it has otherwise used.

         (v) Labor Matters. NRG has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees. NRG is not a party to any collective bargaining agreement; no such agreement determines the terms and conditions of employment of any employee of NRG; no collective bargaining agent has been certified as a representative of any of the employees of NRG; and no representation campaign or election is now in progress with respect to any of the employees of NRG. NRG has not taken or failed to take any action that would cause Eagle Canada to incur any liability in the event Eagle Canada chooses not to employ any of NRG's employees following the Closing. NRG has complied in all material respects with all laws relating to the employment of labor in the conduct of the Business, including provisions thereof relating to wages, hours, equal opportunity and the payment of pension contributions, social security and other taxes.

         (w)      Employee Benefit Plans and Arrangements.

                  (i) Schedule 5.1(w) hereto lists all employee benefit plans and employment agreements and severance agreements or other similar arrangements, whether or not in writing (together with all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument) to which NRG is (or ever has been) a party or by which NRG is (or ever has been) bound, including, without limitation, (1) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, or incentive compensation plan, agreement or arrangement, (2) any welfare benefit plan, agreement or arrangement or any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting or maternity leave, sabbaticals, sick leave, medical expenses, dental expenses, disability, accidental death or dismemberment, hospitalization, life insurance and other types of insurance, (3) any employment agreement, or (4) any other employee benefit plan.

                  (ii) NRG has delivered to Eagle Canada true, correct and complete copies of all plan documents and/or contracts (including, where applicable, any documents and/or instruments establishing or constituting any related trust, annuity contract or funding instrument) and summary plan descriptions with respect to the plans, agreements and arrangements listed in Schedule 5.1(w) hereto, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing. NRG has provided Eagle Canada with true, correct and complete copies of any document filed with any Governmental Entity with respect to each plan identified in Schedule 5.1(w) hereto. Each of such documents accurately reflects the financial status of the plan to which it relates as of the dates specified therein. In addition, NRG has provided Eagle Canada with (a) true, correct and complete copies of any and all written communications notices or claims that NRG has received from the Revenue Canada or any other Governmental Entity concerning any plan, arrangement or agreements identified in
                           Schedule 5.1(w) hereto that give notice of possible imposition of a fine, penalty or liability with respect to such plan, arrangement or agreement and
                           (b) true, correct and complete copies of any complaints, petitions, claims or other notices of liability relating to any such plan, arrangement or agreement that have been filed by any other party.

                  (iii) For each of the plans, agreements and arrangements identified in Schedule 5.1(w) hereto, there are no negotiations, demands or proposals that are pending or have been made since the dates of the respective items furnished pursuant to Section 5.1(w)(ii) hereto which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this Section.

                  (iv) NRG and each of the plans, agreements and arrangements identified in Schedule 5.1(w) hereto are in full compliance with Applicable Law. NRG has performed all of its obligations under all such plans, agreements and arrangements including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the best knowledge of NRG, no facts exist which could give rise to any such actions, suits or claims that might have a material adverse effect on such plans, agreements or arrangements or give rise to a fine, penalty, tax or related charge by any Governmental Entity.

                  (v) Except as specified in Schedule 5.1(w) hereto, each of the plans, agreements or arrangements can be terminated by NRG within a period of 30 days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits.

                  (vi) With respect to each plan identified in Schedule 5.1(w), no transaction has occurred which is prohibited by, or which could give rise to a material liability under, Applicable Law.

         (x) Guarantees. NRG is not a guarantor or otherwise liable for any liability or obligation (including, without limitation, indebtedness) of any other person.

         (y) Transactions with Affiliates. Except as disclosed on Schedule 5.1(y), no shareholder, director or officer of NRG or any associate of any such shareholder, director or officer is currently, directly or indirectly, a party to any transaction with NRG, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such shareholder, director, officer or associate. To the best knowledge of NRG, no shareholder, director or officer of NRG or any associate of any such shareholder, director or officer owns, directly or indirectly, any interest in, or serves as a director, officer, or employee of, any customer, supplier or competitor of NRG. For purposes of this Section 5.1(y) only, an "associate" of any shareholder, director or officer means any member of the immediate family of such shareholder, director or officer or any corporation, partnership, trust or other entity in which such shareholder, director, officer or employee has a substantial ownership or beneficial interest (other than an interest in a public corporation which does not exceed three percent of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.

         (z) Services. Within the past two (2) years there have been no complaints of customers not cured or which are not reflected in NRG's customers' complaint records.

         (aa) Sales Quotations. Schedule 5.1(aa) hereto sets forth a complete and correct list of all current Sales Quotations for which the charge for services is $50,000 CAN or more.

         (bb) Accounts Receivable. The Accounts Receivable which are reflected in the Unaudited Financial Statements and all Accounts Receivable which have arisen since the Unaudited Financial Statements, have arisen only from bona fide transactions in the ordinary course of business. NRG has no knowledge of any fact or circumstances which would result in any increase in the uncollectability of the Accounts Receivable as a class in excess of the reserve provided for in accordance with GAAP. All of the Accounts Receivable are valid and enforceable claims, not subject to any valid defenses or offsets as of the date hereof. Schedule 5.1(bb) attached hereto sets forth an accurate list of all Accounts Receivable as included in the Unaudited Financial Statements. The Cash Amount, NRG's cash on hand and the Accounts Receivable are or will be sufficient to satisfy all debts, liabilities and other obligations of NRG at the Effective Date.

         (cc) Material Assets. Except as set forth in Schedule 5.1(cc), the Assets comprise of all the assets the use of which is necessary for the continued conduct by Eagle Canada of the Business as now being conducted by NRG. Upon consummation of the transactions provided for herein, NRG will not have assets relating to the Business, in the aggregate, of a material value, other than cash on hand, the Accounts Receivable and the Eagle Shares which are not immediately distributed to the Securityholders.

         (dd) The representations and warranties set forth in this Article 5 shall apply in all applicable respects to any Subsidiary or Affiliate of NRG, and without limiting the foregoing, shall specifically apply in respect of any Assets owned by any such Subsidiary or Affiliate.

5.2      REPRESENTATIONS AND WARRANTIES OF EAGLE CANADA

         Eagle Canada represents and warrants to NRG as follows:

         (a) Due Organization; Good Standing and Power. Eagle Canada is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Eagle Canada has all corporate power and authority to enter into this Agreement (and each other agreement expressly provided for herein) and to perform its respective obligations hereunder and thereunder.

         (b) Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement by Eagle Canada and the consummation by Eagle Canada of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part. No other corporate action is necessary for the authorization, execution, delivery and performance by Eagle Canada of this Agreement and the consummation by Eagle Canada of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Eagle Canada and constitutes a legal, valid and binding obligation of Eagle Canada, enforceable against Eagle Canada in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles.

         (c) No Approvals or Notices Required; No Conflict with Instruments. The execution, delivery and performance of this Agreement by Eagle Canada and the consummation by it of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to Eagle Canada, and
                  (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Eagle Canada, under, the charter or bylaws of Eagle Canada or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Eagle Canada is a party or by which Eagle Canada or any of its assets or properties is bound.

         (d) Certain Fees. Neither Eagle Canada nor any of its officers, directors or employees, on behalf of it, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

5.3      REPRESENTATIONS AND WARRANTIES OF EAGLE GEOPHYSICAL

         Eagle Geophysical represents and warrants to NRG as follows:

         (a) Due Organization; Good Standing and Power. Eagle Geophysical is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Eagle Geophysical has all corporate power and authority to enter into this Agreement (and each other agreement expressly provided for herein) and to perform its respective obligations hereunder and thereunder.

         (b) Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement by Eagle Geophysical and the consummation by Eagle Geophysical of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part. No other corporate action is necessary for the authorization, execution, delivery and performance by Eagle Geophysical of this Agreement and the consummation by Eagle Geophysical of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Eagle Geophysical and constitutes a legal, valid and binding obligation of Eagle Geophysical, enforceable against Eagle Geophysical in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles.

         (c) No Approvals or Notices Required; No Conflict with Instruments. Other than the filing for approval of the listing of the Eagle Shares on the NASDAQ National Market System, the execution, delivery and performance of this Agreement by Eagle Geophysical and the consummation by it of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to Eagle Geophysical, and (ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of Eagle Geophysical, under, the charter or bylaws of Eagle Geophysical or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Eagle Geophysical is a party or by which Eagle Geophysical or any of its assets or properties is bound.

         (d) Certain Fees. Neither Eagle Geophysical nor any of its officers, directors or employees, on behalf of it, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

         (e) Information Supplied. The information supplied or to be supplied by Eagle Geophysical for inclusion or incorporation by reference in the Information Circular shall, at the date the Information Circular is first mailed to the Securityholders and at the time of the NRG Meetings, be true and complete in all material respects and shall not contain any misrepresentation (as defined in the Securities Act (Alberta)).

         (f) Authorization for Eagle Shares. Eagle Geophysical has taken all necessary action to permit it to issue the number of shares of Eagle Shares required to be issued pursuant to the terms of the Plan of Arrangement and this Agreement. The Eagle Shares issued pursuant to the terms of the Plan of Arrangement and this Agreement will, when issued, be validly issued, fully paid and non-assessable and not subject to pre-emptive rights.

5.4      SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         Notwithstanding the right of Eagle Canada to investigate the Assets and the affairs of NRG, Eagle Canada shall have the right to rely fully upon the representations and warranties, covenants and agreements of NRG contained in this Agreement, and to pursue all rights and remedies in connection therewith. Notwithstanding the right of NRG to investigate the Eagle Shares and the affairs of Eagle Canada and Eagle Geophysical, NRG shall have the right to rely fully upon the representations and warranties, covenants and agreements of Eagle Canada and Eagle Geophysical contained in this Agreement, and to pursue all rights and remedies in connection therewith. The respective representations and warranties of the parties contained herein (other than those set forth in Sections 3.1(c), (e), (n), (r) and (bb) hereof (the "Surviving Warranties")) shall expire on the fourth anniversary of the Effective Date; provided that there shall be no expiration of any such representation or warranty as to which a bona fide claim has been asserted by written notice of such claim delivered to the party or parties making such representation or warranty during the survival period. The Surviving Warranties and all other covenants and agreements of the parties hereto shall survive the Closing indefinitely.

                                   ARTICLE 6
                      COVENANTS, ACTIONS PRIOR TO CLOSING

6.1      ACCESS TO INFORMATION

         During the period beginning on the date hereof and ending on the Effective Date, NRG will (a) give or cause to be given to Eagle Canada and its representatives such access, during normal business hours, to the Business Locations, properties, books and records of NRG as Eagle Canada shall from time to time reasonably request and (b) furnish or cause to be furnished to Eagle Canada such financial and operating data and other information with respect to NRG as Eagle Canada shall from time to time reasonably request. Eagle Canada and its representatives shall be entitled to such access to the representatives, officers and employees of NRG as Eagle Canada may reasonably request. NRG shall permit Eagle Canada and its representatives to confirm, on reasonable notice and on the basis of agreed methods, with NRG's principal vendors, customers, and trade affiliates, that the acquisition by Eagle Canada of NRG will be acceptable to such vendors, customers, and trade affiliates and that the acquisition will not adversely effect the relationship of such vendors, customers and trade affiliates with the Business. NRG agrees that such access by Eagle Canada and its representatives shall include the right to conduct such environmental investigations of the Business Locations as Eagle Canada shall deem necessary or appropriate to determine on-site conditions and the presence or absence of any Hazardous Materials. In connection with such environmental investigations, NRG will provide to or make available for inspection by Eagle Canada and its representatives all records relating to environmental matters.

6.2      CONDUCT OF THE BUSINESS

         Except as specifically required or contemplated by this Agreement or otherwise consented to or approved in writing by Eagle Canada, during the period commencing on the date hereof and ending on the Effective Date, NRG will:

         (a) conduct the Business only in the usual, regular and ordinary manner consistent with current practice and, to the extent consistent with such operation, use its reasonable best efforts to keep available the services of the present employees of NRG and preserve NRG's present relationships with persons having business dealings with NRG;

         (b) maintain NRG's books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and comply in all material respects with all Applicable Laws and other obligations of NRG;

         (c) not (i) sell, lease or otherwise dispose of any of the Assets of NRG, (ii) modify or change in any material respect any contract of NRG, other than in the ordinary course of business, (iii) enter into any new contract, commitment or agreement relating to the Business, or (iv) agree, whether in writing or otherwise, to do any of the foregoing; and

         (d) not (i) permit or allow any of the Assets of NRG or the Business Locations to become subject to any liens or Encumbrances, (ii) waive any claims or rights relating to the Business, except in the ordinary course of business and consistent with past practice, (iii) grant any increase in the compensation of any employees employed in the conduct of the Business, except for reasonable increases in the ordinary course of business and consistent with past practice or as required by contractual arrangements existing on the date hereof, and reasonable payments in normal sales compensation plans, including bonuses, or (iv) agree, whether in writing or otherwise, to do any of the foregoing.

6.3      COURT APPROVAL

         As soon as reasonably practicable, NRG and Eagle Canada shall apply to the Court pursuant to Section 186 of the ABCA for an order approving the Arrangement pursuant to the terms hereof and the Plan of Arrangement and in connection with such application shall:

         (a) forthwith file, proceed with and diligently prosecute an application for an Interim Order under Section 186(4) of the ABCA providing for, among other things, the calling and holding of the NRG Meetings for the purpose of considering and, if deemed advisable, approving the Arrangement pursuant to the terms hereof and the Plan of Arrangement; and

         (b) subject to obtaining such approvals of the Securityholders at the NRG Meetings as may be directed by the Court in the Interim Order, take the steps necessary to submit the Plan of Arrangement to the Court and apply for the Final Order, and, subject to the fulfillment of the conditions set forth in
                  Article 7 hereof, shall deliver to the Registrar, Articles of Arrangement and such other documents as may be required to give effect to the Plan of Arrangement.

6.4      COOPERATION; CONSENTS AND APPROVALS

         In cooperation with Eagle Canada, NRG shall prepare all necessary documents and filings and obtain all approvals, including the obtaining of the Interim Order and the Final Order and the preparation of the Information Circular.

         (a) Without limiting the foregoing, NRG shall use all reasonable efforts to, as soon as practicable, (i) complete the preparation of the Information Circular as agreed with Eagle Canada, and (ii) subject to the grant of the Interim Order, mail to the Securityholders and file in all jurisdictions where required the Information Circular, Notices of NRG Meetings and forms of proxy and other documentation required in connection with the NRG Meetings, the Interim Order and Applicable Law. NRG shall use all reasonable efforts, subject to the grant of the Interim Order, as soon as practicable, and in any event on the dates specified in the Interim Order, to convene the NRG Meetings for the purpose of approving the Plan of Arrangement and this Agreement in accordance with the Interim Order.

         (b) NRG agrees to mail to Eagle Canada the Information Circular, Notices of NRG Meetings and forms of proxy concurrent with the mailing to the Securityholders.

         (c) NRG shall ensure that the Information Circular complies with all applicable disclosure laws and all other Applicable Laws as they relate to the disclosure of information regarding NRG and, without limiting the generality of the foregoing, provides the Securityholders to which such Information Circular is sent with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them.

         (d) Eagle Canada shall provide all such information reasonably required for inclusion in the Information Circular to permit NRG to comply with Section 6.4(c) hereof.

         (e) Subject to the terms and conditions set forth in Article 7 hereof and the fiduciary obligations of the Board of Directors of NRG with respect to such matters, the Board of Directors of NRG shall (i) recommend at the NRG Meetings that the

                  Securityholders vote to approve the Plan of Arrangement, (ii) use its reasonable efforts to solicit from the Securityholders proxies in favor of such approval, and (iii) take all other action reasonably necessary to secure a vote of the Securityholders in favor of the approval of the Arrangement.

         (f) Prior to the Effective Date, Eagle Canada shall have taken all necessary action to permit it to issue the number of Eagle Shares issuable as part of the Purchase Price upon the Closing, and the Eagle Shares to be so issued will, when issued pursuant to the terms hereof, be validly issued, fully paid and non-assessable and not subject to any preemptive rights.

         (g) NRG shall deliver to Eagle Canada a list of such persons, if any, that Eagle Canada, after discussions with counsel for NRG, believes may be "Affiliates" of NRG (the "NRG Affiliates") within the meaning of Rule 145 promulgated under the U.S. Securities Act. NRG shall deliver or cause to be delivered to Eagle Canada an undertaking by each NRG Affiliate in form satisfactory to Eagle Canada that no Eagle Shares received or to be received by such NRG Affiliate pursuant to the Plan of Arrangement will be sold or disposed of except pursuant to an effective registration statement under the U.S. Securities Act or in accordance with the provisions of Rule 144 or Rule 145(d) promulgated under the U.S. Securities Act or another exemption from registration under the U.S. Securities Act.

         (h) Counsel to Eagle shall deliver an opinion, substantially in the form attached as Exhibit "C" that the Eagle Shares issued to NRG and distributed to its Securityholders are, subject to certain limitations, freely tradeable.

6.5      FURTHER ACTIONS

         Subject to the terms and conditions hereof, NRG and Eagle Canada will each use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts: (i) to obtain prior to the Effective Date all consents, licenses, Permits, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with NRG as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings; and (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Where the consent of any third party is required under the terms of any of NRG's leases or contracts to the transactions contemplated by this Agreement, NRG will use reasonable best efforts to obtain such consent on terms and conditions not less favorable than as in effect on the date hereof. NRG and Eagle Canada shall cooperate fully with each other to the extent reasonably required to obtain such consents.

6.6      NOTIFICATION

         NRG shall promptly notify Eagle Canada in writing and keep it advised as to (i) any litigation or administrative proceeding filed or pending against NRG or, to its knowledge, threatened against it, including any such litigation or administrative proceeding that challenges the transactions contemplated hereby; (ii) any material damage or destruction of any of the assets of NRG; (iii) any material adverse change in the results of operations of NRG; and (iv) any variance from the representations and warranties contained in Section 5.1 hereof or of any failure or inability on the part of NRG to comply with any of its covenants contained in this Article 6.

6.7      NO INCONSISTENT ACTION

         Subject to Sections 9.1 and 9.2 hereof, no party hereto shall take any action inconsistent with its obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

6.8      ACQUISITION PROPOSALS

         Subject to the board of directors' fiduciary duty to its shareholders, none of NRG or any Affiliate, director, officer, employee or representative of NRG shall, directly or indirectly (i) solicit, initiate or knowingly encourage any Acquisition Proposal or (ii) engage in discussions or negotiations with any person that is considering making or has made an Acquisition Proposal. NRG shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and shall promptly request each such person who has heretofore entered into a confidentiality agreement in connection with Acquisition Proposal to return to NRG all confidential information hereto furnished to such person by or on behalf of NRG.

6.9      PUBLIC ANNOUNCEMENTS

         Except as may be required by Applicable Law or stock exchange or National Association of Securities Dealers, Inc. regulation, neither Eagle Canada, on the one hand, nor NRG, on the other, shall issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

                                   ARTICLE 7
                              CONDITIONS PRECEDENT

7.1      CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

         The respective obligations of the parties to consummate the transactions contemplated by this Agreement and to file articles of arrangement to give effect to the Arrangement shall be subject to the satisfaction (or waiver by each party) on or prior to the Effective Date, of each of the following conditions:

         (a) No Governmental Action. No action of any private party or Governmental Entity shall have been taken or threatened and no statute, rule, regulation or executive order shall have been proposed, promulgated or enacted by any Governmental Entity which seeks to restrain, enjoin or otherwise prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

         (b) Court Ordered Plan of Arrangement. A Final Order approving the Plan of Arrangement shall have been obtained, such that the Eagle Shares to be delivered by Eagle Canada to NRG shall not require registration under the U.S. Securities Act.

         (c) Securityholders Approval. NRG shall have obtained from the Securityholders and the holders of all outstanding options under its share option plan the requisite approval of the Arrangement.

         (d) Articles of Arrangement. The Articles of Arrangement relating to the Arrangement shall be in form and substance satisfactory to NRG and Eagle Canada, acting reasonably.

         (e) Exercise of Rights of Dissent. Holders of not more than 10% of the Common Shares, 10% of the Preferred Shares and 10% of the Special Warrants shall have exercised rights of dissent in relation to the Arrangement.

         (f) NRG Affiliates. The obligations of NRG pursuant to Section 6.4(g) hereof shall have been fully satisfied.

         (g) Regulatory Orders. NRG shall have obtained any orders or determinations of applicable regulatory authorities required under Applicable Laws in Canada to permit the resale of Eagle Shares by NRG Securityholders resident in Canada without the need to file a prospectus or make any other filing, except in respect of insiders or control persons.

7.2      CONDITIONS PRECEDENT TO OBLIGATIONS OF EAGLE CANADA

         The obligations of Eagle Canada to complete the transactions contemplated under this Agreement are subject to the satisfaction (or waiver by Eagle Canada) on or prior to the Effective Date of each of the following conditions:

         (a) Accuracy of Representations and Warranties. All representations and warranties of NRG contained herein or in any certificate or document delivered to Eagle Canada pursuant hereto shall be true and correct in all material respects on and as of the Effective Date, with the same force and effect as though such representations and warranties had been made on and as of the Effective Date, except as contemplated or permitted by this Agreement.

         (b) Performance of Agreements. NRG shall have, in all material respects, performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Effective Date.

         (c) Actions and Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Eagle Canada, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

         (d) Title. On the Effective Date, Eagle Canada shall be satisfied in its reasonable discretion as to NRG's ownership of the Assets, free and clear of all liens, easements, claims, charges and Encumbrances, other than Permitted Encumbrances.

         (e) Licenses and Consents. All licenses, Permits, consents, approvals, authorizations, qualifications and orders of governmental authorities that are transferable and are reasonably necessary to enable Eagle Canada to own the Assets (and lease and operate the Business Locations) and conduct the Business after the Effective Date in substantially the same manner as the assets of NRG are owned (and the Business Locations are operated) and the Business is being conducted as of the date hereof shall be in full force and effect.

         (f) Environmental Matters. Eagle Canada shall not have discovered any events, occurrences or conditions at or affecting the Business Locations or the Business, which in the aggregate could reasonably be expected to cause NRG to incur expenses in excess of $5,000 for remediation of existing environmental conditions or for past exposure on-site or off-site of any person or property to any Hazardous Materials.

         (g) Opinion of Counsel to NRG. Fraser Milner, counsel for NRG, shall have furnished to Eagle Canada its written opinion, dated the Effective Date, substantially in the form attached as Exhibit "B" or as otherwise agreed between counsel to NRG and counsel to Eagle Canada and Eagle Geophysical.

         (h) Operation. The Business shall have been operated and maintained substantially in the manner in which it has been operated and maintained previously in the ordinary course of business and NRG shall not have taken any action which is not in the ordinary course of business and in compliance with the terms of this Agreement, without the prior written approval of Eagle Canada.

         (i) Material Adverse Change. There shall have been no material adverse change in the financial condition, profitability or the results of operations of the Business from the date of this Agreement until the Effective Date.

         (j) Facts or Omissions. Eagle Canada shall not have discovered any fact or omission materially adverse to the condition, results of operations or prospects of NRG.

         (k) Audit. Eagle Canada shall have reviewed the equipment of NRG and, in its sole discretion, found such equipment to be in good and usable condition and to have been reflected on the books of NRG in accordance with GAAP.

         (l) Payoff Letters. NRG shall have provided Eagle Canada with (i) payoff letters, with per diem interest amounts, and (ii) financing statements and other releases executed by the secured party, if any, which release any filed or other liens or security interests that encumber the Assets, all at NRG's expense, from its lenders (other than the lenders of the Assumed Debt).

         (m) Third Party Consents. All necessary third party consents relating to the transactions contemplated by this Agreement shall have been obtained, including any consents required for the assignment of any Contract by NRG to Eagle Canada pursuant to the terms hereof.

         (n) Lender Consent. The lenders under the Assumed Debt shall have consented to the consummation of the transactions contemplated by this Agreement in a form reasonably satisfactory to Eagle Canada.

         (o) Employees. Eagle Canada shall have entered into employment arrangements with such Key Employees as Eagle Canada deems necessary for its operation of the Business.

7.3      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF NRG

         The obligations of NRG to complete the transactions contemplated under this Agreement and to file articles of arrangement to give effect to the Arrangement are subject to the satisfaction (or waiver by NRG) at or prior to the Effective Date of each of the following conditions:

         (a) Accuracy of Representations and Warranties. All representations and warranties of Eagle Canada contained herein or in any certificate or document delivered to NRG pursuant hereto shall be true and correct on and as of the Effective Date, with the same force and effect as though such representations and warranties had been made on and as of the Effective Date, except as contemplated or permitted by this Agreement.

         (b) Performance of Agreements. Eagle Canada shall have performed all obligations and agreements, and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Effective Date.

         (c) Actions and Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for NRG, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

         (d) Opinion of Counsel to Eagle Geophysical and Eagle Canada. Gardere Wynne Sewell & Riggs, L.L.P., counsel to Eagle Geophysical and Eagle Canada, shall have furnished to NRG its written opinion, dated the Effective Date, substantially in the form attached as Exhibit "C" or as otherwise agreed between counsel to Eagle Geophysical and Eagle Canada and counsel to NRG.

         (e) Material Adverse Change. There shall have been no material adverse change in the financial condition, profit ability or the results of operations of Eagle Geophysical from the date of this Agreement until the Effective Date.

         (f) Facts or Omissions. NRG shall not have discovered any fact or omission materially adverse to the condition, results of operations or prospects of Eagle Geophysical.

                                   ARTICLE 8
                                   EMPLOYEES

8.1      EMPLOYMENT

         NRG consents to Eagle Canada contacting NRG's officers and employees regarding potential employment by Eagle Canada, including, without limitation, Robert Wood, Ivan Bishko, Ron Skelton, Kevin Anton, Brad Culver, Patricia Campbell, Elizabeth Griffith, Jay Simmons, Lynn Brown and Brent Murdoff (the "Key Employees"). Eagle Canada shall have no obligation to offer employment to any of NRG's employees following the Effective Date, but may offer employment to any or all of them, as Eagle Canada deems appropriate.

8.2      NO EAGLE CANADA LIABILITY

         Eagle Canada shall have no responsibility, liability or obligation, whether to employees, former employees, their beneficiaries or to any other person with respect to, and NRG shall indemnify, defend and hold Eagle Canada harmless with respect to, any employee benefit plan, practice, program or arrangement (including without limitation the establishment, operation or termination thereof) maintained for employees of NRG prior to the Effective Date. NRG shall remain responsible for all expenses, taxes, claims, obligations or liabilities associated with, arising out of or relating to any employee benefit plan, practice, program or arrangement maintained by NRG with respect to NRG prior to the Effective Date, including without limitation medical or disability claims incurred but unreported prior to the Effective Date and medical benefits with respect to any employee of NRG whose employment by NRG was terminated on or before the Effective Date. Eagle Canada shall be under no obligation to maintain or continue the medical and long-term disability insurance policies currently maintained by NRG for NRG's employees.

                                   ARTICLE 9
                                  TERMINATION

9.1      GENERAL

         Either NRG or Eagle Canada may terminate this Agreement provided such party is not then in breach of its obligations hereunder at any time prior to the Effective Date, upon notice to the other party if:

         (a) the Interim Order has been granted, set aside or modified in any manner unacceptable to NRG or Eagle Canada on appeal or otherwise;

         (b) the Securityholders do not approve the Arrangement in accordance with the terms of the Interim Order;

         (c) in the event the Final Order is refused and no appeal thereof is applied for before the period to appeal has expired;

         (d) the Final Order has not been granted in form and substance satisfactory to NRG and Eagle Canada on or before January 1, 1999; or

         (e) the Arrangement has not become effective on or before January 1, 1999.

9.2      NO LIABILITIES IN EVENT OF TERMINATION

         In the event of any termination of this Agreement as provided above, this Agreement shall forthwith become wholly void and of no further force or effect and there shall be no liability on the part of Eagle Canada, Eagle Geophysical, NRG or their respective officers, directors, or agents, except that the provisions of Section 12.1 hereof shall remain in full force and effect, and provided that nothing contained herein shall release any party from liability for any willful failure to comply with any provision, covenant or agreement contained herein.

                                   ARTICLE 10
                    COVENANTS, ACTION SUBSEQUENT TO CLOSING

10.1     ACCESS TO BOOKS AND RECORDS

         Until the sixth anniversary of the Effective Date, NRG shall afford, and will cause its affiliates to afford, to Eagle Canada, its counsel, accountants and other authorized representatives, during normal business hours, reasonable access to the books, records and other data of NRG and the Business with respect to periods ending on or prior to the Effective Date to the extent that such access may be reasonably required by Eagle Canada to facilitate (i) the investigation, litigation and final disposition of any claims which may have been or may be made against Eagle Canada in connection with the Business or (ii) for any other reasonable business purpose.

10.2     MAIL

         NRG authorizes and empowers Eagle Canada on and after the Effective Date to receive and open all mail received by Eagle Canada relating to the Business or the Assets and to deal with the contents of such communications in any proper manner. NRG shall promptly deliver to Eagle Canada any mail or other communication received by it after the Effective Date pertaining to the Business or the Assets. Eagle Canada shall promptly deliver to NRG any mail or other communication received by it after the Effective Date pertaining to the Excluded Assets and any cash, checks or other instruments of payment in respect of such assets.

10.3     USE OF NAMES

         After the Effective Date, NRG agrees that neither it, nor any of its Affiliates shall use the names, trademarks, slogans, trade names, logos or labels to be transferred to Eagle Canada as provided in Section 3.1 hereof.

10.4     THIRD PARTY CONSENTS

         To the extent that NRG's rights under any Contract or other Asset which is to be transferred to Eagle Canada pursuant to the terms hereof may not be transferred without the consent or approval of another person which has not been obtained at the Effective Time despite the exercise by NRG of its reasonable best efforts, this Agreement shall not constitute an agreement to transfer the same if an attempted transfer would constitute a breach thereof or be unlawful, and NRG, at its expense, shall use its reasonable best efforts to obtain any such required consent or approval as promptly as possible, and Eagle Canada shall reasonably cooperate with such efforts. If any such consent or approval shall not be obtained or if any attempted transfer would be ineffective or impair Eagle Canada's rights to the Assets in question so that Eagle Canada would not in effect acquire the benefit of all such rights, NRG, to the maximum extent permitted by law, (a) shall act after the Effective Time as Eagle Canada's agent in order to obtain for Eagle Canada the benefits thereunder, and (b) shall cooperate to the maximum extent permitted by law, with Eagle Canada in any other reasonable arrangement designed to provide such benefits to Eagle Canada, including by agreeing to remain liable under any Contract to be assigned to Eagle Canada hereunder. Nothing contained in this
Section 10.4 shall relieve NRG of its obligations under any other provisions of this Agreement or modify the rights of Eagle Canada under Section 7.2 of this Agreement.

10.5     CONFIDENTIALITY

         NRG acknowledges and agrees that irreparable damage would occur in the event any confidential information regarding the business, assets, results of operations or financial condition of NRG or Eagle Canada were disclosed to or utilized on behalf of any person which is in competition in any respect with the Business (or the business of Eagle Canada conducted following the Closing). Accordingly, NRG covenants and agrees that it will not, directly or indirectly, without the prior written consent of Eagle Canada, use or disclose any of such confidential information. The provisions of this Section 10.5 shall not prohibit a party from disclosing any confidential information covered by this
Section 10.5 pursuant to a subpoena or other validly issued administrative or judicial process requesting such information; provided, however, that prompt notice is provided to Eagle Canada of the requirement of such disclosure.

                                   ARTICLE 11
                                INDEMNIFICATION

11.1     INDEMNIFICATION BY NRG

         Subject to the provisions of this Article 11, NRG shall protect, indemnify, defend and hold harmless Eagle Canada and Eagle Geophysical, each officer, director and agent of Eagle Canada and Eagle Geophysical and each person who controls Eagle Canada and Eagle Geophysical in respect of any losses, claims, damages, liabilities, deficiencies, delinquencies, defaults, assessments, fees, penalties or related costs or expenses, including, but not limited to, court costs and attorneys', and accountants' fees and disbursements, and any federal, provincial, state or local income or franchise taxes payable in respect of the receipt of cash or money in discharge of the foregoing (collectively referred to herein as "Damages") arising out of or are based upon (i) the Retained Liabilities, or (ii) the breach of any of the representations, warranties, covenants or agreements made by NRG in this Agreement, including the Exhibits and Schedules hereto, or in any certificate or instrument delivered by or on behalf of NRG pursuant to this Agreement.

11.2     INDEMNIFICATION BY EAGLE CANADA

         Subject to the provisions of this Article 11, Eagle Canada shall protect, defend, indemnify and hold harmless NRG, in respect of any Damages arising out of or based upon (i) the Assumed Liabilities or (ii) the breach of any of the representations, warranties, covenants or agreements made by Eagle Canada in this Agreement, including the Exhibits and Schedules hereto.

11.3     INDEMNIFICATION BY EAGLE GEOPHYSICAL

         Subject to the provisions of this Article 11, Eagle Geophysical shall protect, defend, indemnify and hold harmless NRG, in respect of any Damages arising out of or based upon the breach of any of the representations, warranties and covenants or agreements made by Eagle Geophysical made pursuant to Section 5.3 of this Agreement.

11.4     INDEMNIFICATION PROCEDURES

         The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

         (a) If any person shall notify an indemnified party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification (a "Claim") against Eagle Canada on the one hand or NRG on the other (the "Indemnifying Party") under this Article 11, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the

                  Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Claim and fulfill its indemnification obligations hereunder, (iii) the Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Claim is not, in the good faith judgment of the Indemnifying Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and
                  (v) the Indemnifying Party conducts the defense of the Claim actively and diligently and in good faith.

         (c) So long as the Indemnifying Party is conducting the defense of the Claim in accordance with Section 11.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and
                  (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

         (d) In the event any of the conditions in Section 11.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will remain responsible for any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent provided in this Article 11.

         (e) EACH OF THE AGREEMENTS TO INDEMNIFY, DEFEND OR HOLD HARMLESS CONTAINED IN THIS ARTICLE 11 SHALL APPLY IRRESPECTIVE OF WHETHER THE SUBJECT CLAIM IS BASED IN WHOLE OR IN PART UPON SOLE OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR GROSS), BREACH OF WARRANTY OR BREACH OR VIOLATION OF ANY DUTY IMPOSED BY ANY LAW OR REGULATION, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

                                   ARTICLE 12
                                 MISCELLANEOUS

12.1     PAYMENT OF CERTAIN FEES AND EXPENSES

                  Each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers' fees, attorneys' fees and accountants' fees.

12.2     NOTICES

         All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile or mailed, first class mail, postage prepaid, return receipt requested, as follows:

         (a)      If to NRG:

                  Natural Resources Geophysical Corporation
                  Suite 600, 209 - 8th Avenue S.W.
                  Calgary, Alberta T2P 1B8
                  Attn: Mr. Robert Wood, President
                  Facsimile number:  (403) 263-7776

                  with a copy to:

                  Fraser Milner
                  30th Floor, 237 - 4th Avenue S.W.
                  Calgary, Alberta T2P 4X7
                  Attn: Ms. Gail L. Harding
                  Facsimile number: (403) 268-3100

         (b)      If to Eagle Canada:

                  Eagle Canada, Inc.
                  2603 Augusta, Suite 1400
                  Houston, Texas  77057
                  Attn: Mr. Jay N. Silverman, President
                  Facsimile number:  (713) 243-6101

                  with a copy to:

                  Gardere Wynne Sewell & Riggs, L.L.P.
                  333 Clay Avenue, Suite 800
                  Houston, Texas  77002
                  Attn: Mr. N. L. Stevens III
                  Facsimile number: (713) 308-5555

                  and a copy to:

                  Burstall Ward
                  3100, 324 - 8th Avenue S.W.
                  Calgary, Alberta  T2P 2Z2
                  Attn:  Mr. Harley L. Winger
                  Facsimile number: (403) 266-6016
or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the earlier of the date of delivery or on the fifth business day after the mailing thereof.

12.3     ENTIRE AGREEMENT

         This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

12.4     BINDING EFFECT; BENEFIT

         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, personal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, personal representatives, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.5     ASSIGNABILITY

         This Agreement shall not be assignable by either party without the prior written consent of the other party; provided, however, that Eagle Canada shall be entitled to assign this Agreement to an Affiliate without the consent of NRG.

12.6     AMENDMENT; WAIVER

         This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the transactions contemplated hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12.7     SEVERABILITY

         If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

12.8     COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

12.9     APPLICABLE LAW

         This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta.

12.10    EXECUTION BY EAGLE GEOPHYSICAL

         Eagle Geophysical executes and delivers this Agreement solely for the purposes of representing and warranting to NRG the representations and warranties set forth in Section 5.3 hereof and entering into the agreements set forth in Article 11 hereof.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

NATURAL RESOURCES                           EAGLE CANADA, INC.
GEOPHYSICAL CORPORATION

Per:      /s/ Robert Wood          Per:     /s/ Richard W. McNairy
    ---------------------------        ----------------------------------
         Name:    Robert Wood               Name:    Richard W. McNairy
         Title:   President                 Title:   Vice President



                                            EAGLE GEOPHYSICAL, INC.


                                            Per:      /s/ Richard W. McNairy
                                                 -------------------------------
                                                     Name:    Richard W. McNairy
                                                     Title:   Vice President